SHARE EXCHANGE AGREEMENT

by and among

Hardwired Interactive, Inc.,

a Nevada corporation

and

Park Slope, LLC,

a Delaware limited liability company,

as the Majority Stockholder of Hardwired Interactive, Inc.

and

In 4, Kft.,

a Hungarian corporation

and

Peter Vasko

as the Majority Equity Holder of In 4, Kft.

and

Certain Equity Holders of In 4, Kft.,

who are signatories hereto

Dated as of November 3, 2011

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (the “Agreement”) is entered into as of this 3rd day of November, 2011, by and among Hardwired Interactive, Inc., a Nevada corporation located at 7325 Oswego Road, Suite D, Liverpool, New York, 13090 (“Hardwired”), Park Slope, LLC, a Delaware limited liability company located at P.O. Box 2843, Liverpool, New York, as the majority stockholder of Hardwired (the “Hardwired Majority Stockholder”), In 4, Kft., a Hungarian corporation located at 1078 Budapest, Marek Jozsef utca 35, Hungary (“In 4, Kft.”), Peter Vasko, located at c/o In 4, Kft., 1078 Budapest, Marek Jozsef utca 35, Hungary and the majority equity holder of In 4, Kft. (the “In 4 Majority Equity Holder”), and certain equity holders of In 4, Kft., that are signatories hereto (collectively, the “In 4 Signatories” and, together with the In 4 Majority Equity Holder, the “In 4 Equity Holders”). In 4, Kft., the In 4 Majority Equity Holder and the In 4 Signatories are hereinafter referred to collectively as the “In 4 Parties” and are each, an “In 4 Party”.  Each of Hardwired, the Hardwired Majority Stockholder, In 4, Kft., the In 4 Majority Equity Holder, and the In 4 Signatories are a “Party” and are together, the “Parties”.

WHEREAS, Hardwired’s common stock is publicly quoted on the Over-the-Counter Markets (OTCQB); and

WHEREAS, the In 4 Parties believe that it is in their best interests to exchange (the “Exchange”) all of their respective equity interests of In 4, Kft. (the “In 4 Equity Interests”) for (i) 1,000,000 newly-issued shares of Series A preferred stock, par value $0.001 per share (the “Series A Preferred Stock”) and (ii) 886,000 newly-issued shares of Hardwired’s Series B preferred stock, par value $0.001 per share of Hardwired (the “Series B Preferred Stock”, and together with the Series A Preferred Stock, the “Hardwired Exchange Shares”); and

WHEREAS, Hardwired believes it is in the best interests of its stockholders to acquire all of the In 4 Equity Interests, which constitute 100% of the issued and outstanding shares of common stock of In 4, Kft., in exchange for the issuance of the Hardwired Exchange Shares, all upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, it is the intention of the Parties that the Exchange qualify as a: (i) tax-free organization under Section 368(a)(1)(B) of the United States Internal Revenue Code of 1986, as amended; and (ii) transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended (the “Securities Act”).

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

SHARE EXCHANGE

Section 1.01   Incorporation of Recitals. The recitals set forth hereinabove are hereby incorporated herein by this reference with the same force and effect as if fully hereinafter set forth.

Section 1.02   The Exchange.

(a)

On the terms and subject to the conditions set forth in this Agreement, on the date (the “Closing Date”) of the consummation of the transactions contemplated hereby (the “Closing”), each In 4 Equity Holder shall assign, transfer and deliver, free and clear of all Liens (as defined herein), all of its In 4 Equity Interests as set forth in Schedule I  attached hereto (the “Exchange Schedule”) in exchange for the number of Hardwired Exchange Shares, which shall be free and clear of any and all Liens, set forth opposite such In 4 Equity Holder’s name in the Exchange Schedule.

(b)

As the result of the Exchange, (i) Hardwired shall acquire 100% of the issued and outstanding In 4 Equity Interests, constituting an aggregate of HUF 4,100,000, and In 4, Kft., shall become a wholly owned subsidiary of Hardwired; (ii) the In 4 Equity Holders shall have received the Hardwired Exchange Shares; and (iii) Hardwired shall issue three (3) common stock purchase warrants (the “Warrants” or individually, the “Warrant”) in the form attached hereto as Exhibit A to the In 4 Equity Holders set forth on Schedule II attached hereto.

Section 1.03   The Closing.

(a)

The Closing shall take place at 12:00 p.m. (New York City time) at the offices of Lucosky Brookman LLP, 33 Wood Avenue South, 6th Floor, Iselin, New Jersey 08830, on the earlier of (i) the date that is ten (10) business days after the execution of this Agreement and (ii) the date on which all of the conditions precedent set forth in Articles V , VI  and VII  hereof are satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time, place or date, or any or all, are agreed to in writing by the Parties.

(b)

On the Closing Date, the In 4 Equity Holders shall surrender their certificates representing their respective In 4 Equity Interests to Hardwired, or its registrar or transfer agent, and be entitled to receive a certificate or certificates evidencing such In 4 Equity Holder’s Hardwired Exchange Shares.

(c)

Upon the Closing, there shall be 151,282,223 Hardwired common shares issued and outstanding.

(d)

Immediately after the Closing, there shall be 1,000,000 Series A Preferred Stock and 886,000 Series B Preferred Stock issued and outstanding.

Section 1.04   Termination. This Agreement may be terminated by the board of directors of In 4, Kft. (the “In 4 Board”) or the board of directors of Hardwired (the “Hardwired Board”), only in the event that either Hardwired or In 4, Kft., as applicable, does not meet their respective conditions precedent set forth in Articles V , VI  and VII  hereof.  If this Agreement is terminated pursuant to this Section 1.04, this Agreement shall be of no further force or effect, and no obligation, right, or liability shall arise hereunder for any Party, except as expressly provided herein.

Section 1.05   Separation and Release Agreement; Additional Consideration.  (a) Each of Hardwired and the Hardwired Majority Stockholder shall deliver a duly executed Separation and Release Agreement, substantially in the form of Exhibit B attached hereto; (b) Hardwired shall have issued a promissory note in favor of the Hardwired Majority Stockholder in the principal amount of Seven Hundred and Fifty Thousand Dollars ($750,000), in the form attached hereto as Exhibit C (the “Hardwired Note”); (c) The Hardwired Majority Stockholder shall have received fifty thousand (50,000) newly issued shares of Series B Preferred Stock; and (d) At the Closing, Hardwired shall pay to the Hardwired Majority Stockholder ten thousand dollars ($10,000.00).

ARTICLE II

REPRESENTATIONS, COVENANTS AND WARRANTIES OF IN 4 KFT.

In 4, Kft. represents and warrants to Hardwired that, as of the date hereof and as of the Closing Date (with the same force and effect as if such representations and warranties were made at and as of the Closing Date), except for changes therein permitted by this Agreement and those representations and warranties that speak of a different date:

Section 2.01   Incorporation; Authorization; Enforceability.

(a)

In 4, Kft. is duly incorporated, validly existing and in good standing under the laws of the Republic of Hungary.  In 4, Kft. has the power and authority to carry on its business as it is now being conducted;

(b)

The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Articles of Association of In 4, Kft. In 4, Kft., has full power and authority to enter into this Agreement and consummate the transactions contemplated hereby; and

(c)

When fully executed by all Parties, this Agreement constitutes the valid and binding obligation of In 4, Kft., enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, or principles of equity.

Section 2.02   Issued and Outstanding Interests.  There are HUF 4,100,000 In 4 Equity Interests currently issued and outstanding.  The issued and outstanding In 4 Equity Interests are validly issued, fully paid and non-assessable.

Section 2.03   Options or Warrants.  There are no existing options, warrants, calls or commitments of any character relating to any authorized but unissued In 4, Kft. equity.

Section 2.04   No Dividends, Options or Warrants.  In 4, Kft. has not (i) declared or made, or agreed to declare or make, any payment of dividends or distributions of assets to its Equity Holders or purchased or redeemed, or agreed to purchase or redeem, any of its equity or (ii) granted, or agreed to grant, any options, warrants, or other rights for its stocks, bonds or other corporate securities calling for the issuance thereof, except in connection of this Agreement.

Section 2.05   Litigation and Proceedings.  There are no material actions, suits, proceedings or investigations pending against In 4, Kft. before any court or other governmental agency or instrumentality.

Section 2.06   No Conflicts.  The execution, delivery and performance of this Agreement by In 4, Kft. will not: (i) require the consent of any third party or governmental entity under any laws; (ii) violate any laws applicable to In 4, Kft. or its equity capital; or (iii) violate or breach any contractual obligation to which In 4, Kft. is a party or its equity are bound.

Section 2.07   Compliance with Laws and Regulations.  To its knowledge, In 4, Kft. has complied with all applicable statutes and regulations, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of In 4, Kft. and except to the extent that noncompliance would not result in the occurrence of any material liability for In 4, Kft.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF

THE IN 4 EQUITY HOLDERS

Except as set forth in the disclosure schedules to this Article III that are attached hereto (the “In 4 Equity Holder Schedules”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, the In 4 Equity Holders, severally but not jointly, represent and warrant to Hardwired that, as of the date hereof and the Closing Date (with the same force and effect as if such representations and warranties were made at and as of the Closing Date), except for changes therein permitted by this Agreement and those representations and warranties that speak of a different date:

Section 3.01   Good Title.  Such In 4 Equity Holder is the record and beneficial owner, and has good title to, its In 4 Equity Interests, with the full right and authority to sell and deliver such In 4 Equity Interests, free and clear of any and all Liens, to Hardwired pursuant to the Exchange.  Hardwired, as the new owner of such In 4 Equity Interests, will receive good title to such In 4 Equity Interests, free and clear of all Liens.

Section 3.02   Due Formation; Power and Authority.

(a)

Such In 4 Equity Holder, if an entity, is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation.  Such In 4 Equity Holder has the power and authority to carry on its business as it is now being conducted.

(b)

Such In 4 Equity Holder, (i) if a Person (as defined herein) other than an individual, has the full legal company power and authority and (ii) if an individual, is of majority age and has the legal capacity, to execute and deliver this Agreement and consummate the transactions contemplated hereby, and to perform its obligations under this Agreement.  This Agreement constitutes a legal, valid, and binding obligation of such In 4 Equity Holder, enforceable against such In 4 Equity Holder in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, or principles of equity.

Section 3.03   No Conflicts.  The execution and delivery of this Agreement by such In 4 Equity Holder and the performance by such In 4 Equity Holder of its obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any third party or governmental entity under any laws; (ii) will not violate any laws applicable to such In 4 Equity Holder or its In 4 Equity Interests; and (iii) will not violate or breach any contractual obligation to which such In 4 Equity Holder is a party or under which its In 4 Equity Interests are bound.

Section 3.04   Acquisition of Hardwired Exchange Shares for Investment.

(a)

Purchase Entirely for Own Account.  The Hardwired Exchange Shares to be acquired by such In 4 Equity Holder hereunder will be acquired for investment for its own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof and such In 4 Equity Holder has no present intention of selling, granting any participation in or otherwise distributing the Hardwired Exchange Shares, except in compliance with applicable securities laws.  Such In 4 Equity Holder further represents that it does not have any contract, undertaking, agreement or arrangement with any Person (as defined herein) to sell, transfer or grant participation to such Person with respect to any of the Hardwired Exchange Shares.

(b)

Such In 4 Equity Holder (i) can bear the economic risk of its investment and (ii) possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in Hardwired and its securities;

(c)

Such In 4 Equity Holder understands that the Hardwired Exchange Shares are not registered under the Securities Act and that the issuance hereof to such In 4 Equity Holder is intended to be exempt from registration under the Securities Act pursuant to Regulation S promulgated thereunder (“Regulation S”).  Such In 4 Equity Holder is an “accredited investor,” as such term is defined in Rule 501 of Regulation D or, if not an accredited investor, otherwise meets the suitability requirements of Regulation D and Section 4(2) of the Securities Act (“Section 4(2)”). Such In 4 Equity Holder agrees to provide documentation to Hardwired prior to the Closing as may be requested by Hardwired to confirm compliance with Regulation D and/or Section 4(2), including, without limitation, a letter of investment intent or similar representation letter and a completed investor questionnaire.  Each certificate representing the Hardwired Exchange Shares issued to such In 4 Equity Holder shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable Securities Laws (as defined herein):

“THIS SECURITY HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WITH RESPECT TO SUCH SECURITY SHALL THEN BE IN EFFECT AND SUCH TRANSFER HAS

BEEN QUALIFIED UNDER ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS, OR AN EXEMPTION THEREFROM SHALL BE AVAILABLE UNDER THE ACT AND SUCH LAWS.”

(d)

Such In 4 Equity Holder acknowledges that neither the U.S. Securities and Exchange Commission (the “SEC”), nor the securities regulatory body of any state or other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement;

(e)

Such In 4 Equity Holder acknowledges that it has carefully reviewed such information as it has deemed necessary to evaluate an investment in Hardwired and its securities and that all information required to be disclosed to it under Regulation D has been furnished to it by Hardwired.  To the full satisfaction of such In 4 Equity Holder, it has been furnished all materials that it has requested relating to Hardwired and the issuance of the Hardwired Exchange Shares hereunder, and has been afforded the opportunity to ask questions of Hardwired’s representatives to obtain any information necessary to verify the accuracy of any representations or information made or given to such In 4 Equity Holder. Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of Hardwired set forth in this Agreement, on which such In 4 Equity Holder has relied in making an exchange of its In 4 Equity Interests for the Hardwired Exchange Shares; and

(f)

Such In 4 Equity Holder understands that the Hardwired Exchange Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Hardwired Exchange Shares or any available exemption from registration under the Securities Act, the Hardwired Exchange Shares may have to be held indefinitely.  Such In 4 Equity Holder further acknowledges that the Hardwired Exchange Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are satisfied, including, without limitation, Hardwired’s compliance with the reporting requirements under the Exchange Act (as defined herein).

Section 3.05   Additional Legend; Consent.  Additionally, the Hardwired Exchange Shares will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. Such In 4 Equity Holder consents to Hardwired making a notation on its records or giving instructions to any transfer agent of the Hardwired Exchange Shares in order to implement the restrictions on transfer of the Hardwired Exchange Shares.

ARTICLE IV

REPRESENTATIONS, COVENANTS AND WARRANTIES OF HARDWIRED AND MAJORITY STOCKHOLDER OF HARDWIRED

Except as set forth in the disclosure schedules to this Article IV that are attached hereto (the “Hardwired Schedules ”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, each of Hardwired and the Hardwired Majority Stockholder, jointly and severally, represent and warrant to each In 4 Party that, as of the date hereof and the

Closing Date (with the same force and effect as if such representations and warranties were made at and as of the Closing Date), except for changes therein permitted by this Agreement and those representations and warranties that speak of a different date:

Section 4.01   Organization; Authority.

(a)

Hardwired is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted.  Hardwired is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.  Hardwired has delivered to In 4, Kft. true, complete and correct copies of its certificate of incorporation and bylaws, and any amendments thereto or restatements thereof, as in effect on the date hereof;

(b)

The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the certificate of incorporation or bylaws of Hardwired.  Hardwired has full power and authority to enter into this Agreement and consummate the transactions contemplated hereby; and

(c)

This Agreement constitutes the valid and binding obligation of Hardwired, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, or principles of equity.

Section 4.02   Capitalization.

(a)

Hardwired’s authorized capital stock consists solely of 200,000,000 Hardwired common shares, par value $0.001 per share, 1,000,000 shares of Series A Preferred Stock, par value $0.001 per share, and 886,000 shares of Series B Preferred Stock, par value $0.001 per share. Prior to closing, an aggregate of 151,282,223 Hardwired common shares are issued and outstanding and no Hardwired preferred shares are issued and outstanding.  Except for the Hardwired common shares and Hardwired preferred shares described in the foregoing provisions of this Section 4.02(a), there are no shares of capital stock or other equity securities of Hardwired authorized, issued or outstanding.  No Hardwired common shares or Hardwired preferred shares are held in Hardwired’s treasury or reserved for issuance.  Hardwired does not own, directly or indirectly, any outstanding voting securities of or other interests in any other corporation, partnership, joint venture or other business entity;

(b)

All of the outstanding shares of capital stock are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any (i) preemptive or other rights of any Person to acquire securities of Hardwired or (ii) applicable federal or state securities laws, and the rules and regulations promulgated thereunder (the “Securities Laws”).  Each In 4 Equity Holder shall receive good and valid title to its respective Hardwired Exchange Shares, free and clear of all liens, encumbrances, pledges, security interests, claims, charges, options, rights of first refusal, proxies, voting trusts, or agreements, transfer restrictions under any equity holder or similar agreement or any other restriction or limitation whatsoever, including any contract granting any of the foregoing (collectively, “Liens”);

(c)

There are no outstanding subscriptions, options, convertible securities, rights (preemptive or otherwise), warrants, calls or agreements relating to any shares of capital stock or other securities of Hardwired.  There are no agreements of any character to which Hardwired is a party or by which it is bound obligating Hardwired to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or similar ownership interests of Hardwired or obligating Hardwired to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.  There is no plan or arrangement to issue Hardwired common shares or Hardwired preferred shares except as set forth in this Agreement;

(d)

Hardwired’s stock and minute books are correct and complete, no further entries have been made through the date of this Agreement, and such minute books contain an accurate record of all corporate actions of the stockholders and directors (and any committees thereof).  All accounts, books, ledgers and official and other records of Hardwired fairly and accurately reflect all of Hardwired’s transactions, properties, assets and liabilities;

(e)

All outstanding equity securities of Hardwired have been issued and granted in compliance with all Securities Laws and other applicable laws and regulations, and all requirements set forth in any contract, agreement or instrument to which Hardwired is a party or under which its assets are bound; and

(f)

There are no registration rights, rights plan, anti-takeover plan or other agreement or understanding to which Hardwired is a party or by which it or its assets are bound, with respect to any equity security of any class of Hardwired, and there are no agreements to which Hardwired is a party, or which Hardwired has knowledge of after due diligence, which conflict with this Agreement or the transactions contemplated herein or otherwise prohibit the consummation of the transactions contemplated hereunder.

Section 4.03   Subsidiaries and Predecessor Corporations.   Hardwired does not have any predecessor entities or subsidiaries, and does not own, beneficially or of record, any shares of any other Person.  For purposes of this Agreement, “Person” means any individual, partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof) or other entity.

Section 4.04   Financial Statements; Taxes.

(a)

Included in the Hardwired Schedules are the audited balance sheets of Hardwired for the fiscal years ended December 31, 2010 and 2009, and the related audited statements of operations, stockholders’ equity and cash flows for the fiscal years ended December 31, 2010 and 2009, together with the notes to such statements;

(b)

All such financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) consistently applied on the date and throughout the periods involved. The Hardwired balance sheets, statements of operations, stockholders’ equity and cash flows are true and accurate and present fairly as of their respective dates the financial condition of Hardwired;

(c)

Hardwired has no liabilities or obligations, direct or indirect, matured or unmatured, contingent or otherwise, of any nature whatsoever, and has not (i) borrowed or agreed to borrow any funds, or incurred or become subject to, any material obligation or liability; (ii) paid or agreed to pay any material obligations or liabilities (direct or indirect, matured or unmatured, contingent or otherwise), such as a guaranty of any obligation; or (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties or rights, or canceled, or agreed to cancel, any debts or claims;

(d)

Hardwired has timely filed all state, federal and local income and franchise tax returns required to be filed by it from its inception to the date hereof.  Hardwired has no liabilities with respect to the payment of any federal, state, foreign, county, local or other taxes (including any deficiencies, interest or penalties); and

(e)

The books and records, financial and otherwise, of Hardwired are complete and correct and have been maintained in accordance with U.S. GAAP consistently applied throughout the periods involved.

Section 4.05   Absence of Certain Changes or Events.  Since the date of the most recent Hardwired balance sheet that was delivered by Hardwired to In 4, Kft.:

(a)

there has not been any adverse change in the business, operations, properties, assets or condition of Hardwired;

(b)

Hardwired has not (i) amended its certificate of incorporation or bylaws except as required by this Agreement; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to its stockholders, or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which are outside of the ordinary course of business; (iv) made any change in its method of accounting; (v) entered into any transactions or agreements other than in the ordinary course of business; or (vi) made any accrual or arrangement for, or payment of bonuses or special compensation of, any kind, or any severance or  termination pay to any present or former officer or employee; and

(c)

Hardwired has not become subject to any law or regulation, which adversely affects, or in the future may adversely affect, the business, operations, properties, assets or condition of Hardwired.

Section 4.06   Litigation and Proceedings.  There are no actions, suits, proceedings or investigations pending or, to the knowledge after diligent investigation by Hardwired and the Hardwired Majority Stockholder, threatened by or against Hardwired or affecting Hardwired or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

Section 4.07   No Conflicts; Compliance With Laws and Regulations.

(a)

Hardwired has complied with all applicable statutes and regulations of any federal, state or other applicable governmental entity or agency thereof.  Hardwired is not a party to or bound by, and the properties of Hardwired are not subject to, any judgment, order, writ, injunction, decree or award;

(b)

The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify, the terms of any indenture, mortgage, deed of trust or other material agreement or instrument to which Hardwired is a party or to which it or any of its assets, properties  or operations are subject; and

(c)

The execution, delivery and performance of this Agreement by Hardwired will not: (i) require the consent of any third party or governmental entity under any laws; (ii) violate any laws applicable to Hardwired or its capital stock; or (iii) violate or breach any contractual obligation to which Hardwired is a party or its capital stock bound.

Section 4.08   Material Transactions or Affiliations.  There exists no contract, agreement or arrangement between Hardwired and any predecessor or any Person who was at the time of such contract, agreement or arrangement an officer, director or Person owning of record or beneficially 5% or more of the issued and outstanding Hardwired common shares or Hardwired preferred shares.  No officer, director nor 5% stockholder has, or has had since the inception of Hardwired, any known interest, direct or indirect, contingent or otherwise, in any such transaction with Hardwired.  Hardwired has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated Person.

Section 4.09   SEC Reports.

(a)

Each filing made by Hardwired (the “Hardwired SEC Reports”) with the SEC (i) was prepared in accordance and complied with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC applicable thereunder to such Hardwired SEC Reports, and (ii) did not, at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(b)

Each set of financial statements (including, in each case, any related notes thereto) contained in the Hardwired SEC Reports comply with the published rules and regulations of the SEC with respect thereto, and each fairly presents in all material respects the financial position of Hardwired at the respective dates thereof and the results of its operations and cash flows for the periods indicated; and

(c)

Hardwired is in compliance with, and current in, all of the reporting, filing and other requirements under the Exchange Act. Hardwired common stock has been registered under Section 12(g) of the Exchange Act, and Hardwired is in compliance with all of the requirements under, and imposed by, Section 12(g) of the Exchange Act.

ARTICLE V

PRE-CLOSING COVENANTS

On or before the Closing Date, the Parties shall have complied with and/or provided the following:

Section 5.01   Access to Properties and Records.  Each of Hardwired and In 4, Kft., shall have afforded to the officers, directors, and holders of its equity that are signatories hereto and authorized representatives of the other full access to their respective properties, books and records in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of Hardwired or In 4, Kft., as the case may be, as the other shall from time to time reasonably request and without undue expense.

Section 5.02   Third Party Consents and Certificates.  Each of Hardwired, the Hardwired Majority Stockholder, In 4, Kft., and the In 4 Equity Holders agrees to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 5.03   Designation of Directors and Officers.  The Hardwired Majority Stockholder shall resign as Director of Hardwired and all of his officer positions with Hardwired on the Closing Date, and such resignation shall become effective immediately upon the execution of the Agreement.  On the Closing Date, Peter Vasko shall be appointed to the Hardwired Board and as President, interim Chief Executive Officer and Secretary of Hardwired.

Section 5.04   Securities Law Compliance.  Each of Hardwired and In 4, Kft.

understands and agrees that the consummation of this Agreement, including the issuance of the Hardwired Exchange Shares to the In 4 Equity Holders in exchange for the their respective In 4 Equity Interests as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state statutes.  Each of Hardwired and In 4, Kft., agrees that such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes, which depend, among other items, on the circumstances under which such securities are acquired.  Furthermore:

(a)

In connection with the transactions contemplated by this Agreement, Hardwired and In 4, Kft., shall each  file, with the assistance of the other and their respective legal counsel, such notices, applications, reports or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the state where the In 4 Equity Holders reside, unless an exemption requiring no filing is available in such jurisdiction, all to the extent and in the manner as may be deemed by the Parties to be appropriate; and

(b)

In order to more fully document reliance on the exemptions as provided herein, each Party shall  execute and deliver  to the others, at or prior to the Closing, such further letters of representation, acknowledgment, suitability or the like as a Party  or its counsel may reasonably request in connection with reliance on exemptions from registration under the Securities Laws.

   Section 5.05   Further Assurances.  Subject to the terms and conditions herein provided, each Party shall use its reasonable best efforts to perform or fulfill any and all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable.  Each Party also agrees that it shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF HARDWIRED

The obligations of Hardwired under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 6.01  Accuracy of Representations and Performance of Covenants.  The representations and warranties made by In 4, Kft., and the In 4 Equity Holders in this Agreement were true in all material respects when made and shall be true in all material respects on the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement and those representations and warranties that speak of a different date).  In 4, Kft., shall have performed or complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by In 4, Kft., prior to or at the Closing.  Hardwired shall be furnished with a certificate, signed by a duly authorized executive officer of In 4, Kft., and dated the Closing Date, to the foregoing effect;

Section 6.02

  Officer’s Certificate.  Hardwired shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of In 4, Kft., to the effect that no litigation, proceeding, investigation or inquiry is pending, or to the knowledge of In 4, Kft., threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the In 4, Kft., Schedules, by or against In 4, Kft., which might result in a material adverse change in any of the assets, properties, business or operations of In 4, Kft.;

Section 6.03   No Governmental Prohibition.  No order, statute, rule, regulation,

executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby;

Section 6.04

  Consents.  All material consents, approvals, waivers or

amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of In 4, Kft., after the Closing Date on the basis as presently operated, shall have been obtained; and

Section 6.05

 Other Items.  Hardwired shall have received such further opinions,

documents, certificates or instruments relating to the transactions contemplated hereby as Hardwired may reasonably request.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF IN 4 KFT.

AND THE IN 4 EQUITY HOLDERS

The obligations of In 4, Kft. and the In 4 Equity Holders under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 7.01   Accuracy of Representations and Performance of Covenants.

The representations and warranties made by Hardwired and the Hardwired Majority Stockholder in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement and those representations and warranties that speak of a different date) with the same force and effect as if such representations and warranties were made at and as of the Closing Date.  Additionally, each of Hardwired and the Hardwired Majority Stockholder shall have fully performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Hardwired or the Hardwired Majority Stockholder, respectively.  In 4, Kft., shall be furnished with a certificate, signed by a duly authorized executive officer of Hardwired and dated the Closing Date, to the foregoing effect;

Section 7.02   Closing Certificate.   In 4, Kft., shall have been furnished with a

certificate, dated the Closing Date and signed by duly authorized executive officers of Hardwired, to the effect that no litigation, proceeding, investigation or inquiry is pending or threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the Hardwired Schedules, by or against Hardwired, which might result in any material adverse change in any of the business, condition (financial or otherwise), assets, properties or result of operations of Hardwired;

Section 7.03   Good Standing.   In 4, Kft., shall have received a certificate of

good standing from the Secretary of State of the State of Nevada or other appropriate office, dated as of a date within ten (10) business days prior to the Closing Date, certifying that Hardwired is in good standing as a corporation in the State of Nevada, including, without limitation, that Hardwired has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

Section 7.04   No Governmental Prohibition.  No order, statute, rule, regulation executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 7.05   Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of Hardwired after the Closing Date on the basis as presently operated, shall have been obtained.

Section 7.06   No Debt.  Except as set forth on Schedule 7.06 attached hereto, Hardwired shall not have any Debt as of the Closing Date.  For purposes of this Agreement, “Debt ” means any of the following: (a) all obligations of Hardwired for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of Hardwired (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of Hardwired; (d) all obligations under capital leases; (e) all Debt (as defined in the other clauses of this definition) of others secured by a Lien on any property of Hardwired, whether or not such Debt is assumed by Hardwired; (f) all Debt (as defined in the other clauses of this definition) of others guaranteed by Hardwired or in which Hardwired otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (g) all obligations or undertakings of Hardwired to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or property of others; (h) obligations to deliver commodities, goods or services in consideration of one or more advance payments; (i) obligations to pay for goods or services whether or not such goods or services are actually received or utilized by Hardwired; and (j) any Debt of a partnership for which Hardwired is liable either by agreement, by operation of law or by a governmental requirement but only to the extent of such liability. The Debt shall include all obligations of Hardwired of the character described above to the extent Hardwired remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of Hardwired under GAAP.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Post-Closing Covenants.

(a)

Reverse Split.  Subsequent to Closing, the new management of Hardwired will effectuate a 110-for-1 reverse stock split of our issued and outstanding shares of common stock (the “Reverse Split”). Immediately subsequent to the Reverse Split, the Hardwired Exchange Shares shall automatically be converted (“Converted B Common Shares”) into shares of common stock in accordance with the Certificate of Designation of the Series B Preferred Stock.

(b)

Designation of Directors.  The Hardwired Majority Stockholder shall resign as the sole director on the Closing Date, and such resignation shall become effective immediately upon the Closing.  On the Closing Date, Peter Vasko shall be appointed to the board of directors of Hardwired.

(c)

Designation of Officers. On the Closing Date, the Hardwired Majority Stockholder shall resign from all of his officer positions at Hardwired and the person set forth below shall be appointed to the following position:

Name	Title

Peter Vasko	President and Director

(d)

Assistance with Post-Closing SEC Reports and Inquiries. Upon the reasonable request of In 4, Kft., after the Closing Date, the Hardwired Majority Stockholder shall use its best efforts to provide such information available to Hardwired Majority Stockholder, including, without limitation, information, filings, reports, financial statements or other circumstances of Hardwired occurring, reported or filed prior to the Closing, as may be necessary or required by Hardwired for the preparation of the reports that Hardwired is required to file after Closing with the SEC to remain in compliance and current with its reporting requirements under the Exchange Act, or filings required to address and resolve matters as may relate to the period prior to Closing, and any SEC comments relating thereto or any SEC inquiry thereof.

(e)

Indemnification.

(i)

In 4, Kft., shall indemnify and hold harmless Hardwired and its officers, directors and agents, and the Hardwired Majority Stockholder, from and against any and all losses, damages, fees, costs, expenses, obligations and liabilities (collectively, the “Liabilities”) or actions, investigations, inquiries, arbitrations, claims or other governmental or administrative agency proceedings in respect thereof, including enforcement of this Agreement (collectively, the “Actions” and together with the Liabilities, the “Losses”), arising out of or based on (A) any material inaccuracy appearing in, or misrepresentations made under, Articles II and III, respectively, of this Agreement or (B) a material breach of any covenant or agreement in this Agreement or any related agreement.

(ii)

The Hardwired Majority Stockholder hereby agrees to indemnify In 4, Kft., In 4 Majority Equity Holder and the In 4 Signatories, and their respective officers, directors and agents, from and against any and all Losses to which it or they may become subject arising out of or based on (A) any material inaccuracy appearing in, or misrepresentations made under, Article IV of this Agreement or (B) a material breach of any covenant or agreement in this Agreement or any related agreement.

(iii)

Without limiting the foregoing, Losses include, but are not limited to, all reasonable legal fees, court costs and other expenses incurred in connection with investigating, preparing, defending, paying, settling or compromising any suit in law or equity arising out of this Agreement.

(iv)

The indemnification provided for in this paragraph (e) shall survive the Closing and consummation of the transactions contemplated hereby, and termination of this Agreement.

Section 8.02   Brokers.  Each Party agrees that there were no finders or brokers involved in bringing the Parties together or who were instrumental in the negotiation, execution or consummation of this Agreement.  Each Party agrees to indemnify the others against any claim by any third Person other than as set forth in a schedule hereto for any commission, brokerage or finder’s fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third Person, whether express or implied, from the actions of the indemnifying party.

Section 8.03   Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the city of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such Party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

Section 8.04   Notices.  All notices or other communications required or permitted by this Agreement shall be in writing and addressed as follows:

If to In 4, Kft. to:

1078 Budapest

Marek Jozsef utca 35

Hungary

Attention: Peter Vasko, President, Chief Executive Officer, Secretary and Director

Telephone: +36-1-786-9783

Fax: 315-451-3964

If to the In 4 Majority Equity Holder, to:

Peter Vasko

1078 Budapest

Marek Jozsef utca 35

Hungary

Telephone: +36-1-786-9783

Fax: +36-1-786-9783

If to any In 4, Kft. Signatory, to:

The address set forth opposite their names in the signature pages hereto.

If to Hardwired, to:

Park Slope, LLC

P.O. Box 2843

Liverpool NY, 13089

Attention: Joseph C. Passalaqua

Telephone: 315-451-7515

Fax: 315-451-3964

If to the Hardwired Majority

Stockholder, to:

Park Slope, LLC

P.O. Box 2843

Liverpool NY, 13089

Attention: Joseph C. Passalaqua

Telephone: 315-451-7515

Fax: 315-451-3964

In each case, with copies (which

shall not constitute notice) to:

Lucosky Brookman LLP
33 Wood Avenue South, 6th Floor
Iselin, New Jersey 08830
Attention: Joseph M. Lucosky, Esq.

Telephone: 732-395-4400
Fax: 732-395-4401

Dr. Gabor Szilagyi
1122 Budapest
Maros u. 48. I/1.
Hungary
Telephone: +36-1-326-6740
Fax: +36-1-326-6744

or such other addresses as shall be furnished in writing by any Party in the manner for giving notices hereunder.

Notice shall be deemed to have been duly received:

(a)

if given by fax or email, when transmitted and the appropriate confirmation received, as applicable, if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission;

(b)

if given by certified or registered mail, return receipt requested, postage prepaid, three business days after being deposited in the U.S. mail; and

(c)

if given by courier, messenger or other means, when received or personally delivered and, in any such case, addressed as indicated herein, or to such other addresses as may be specified by any Party to the other Parties pursuant to notice given by such Party in accordance with the provisions of this Section 8.04.

Section 8.05   Attorney’s Fees.  In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including, without limitation, reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 8.06   Confidentiality.  Each Party agrees with the others that, unless and until the transactions contemplated by this Agreement have been consummated, such Party and such Party’s officers, directors, employees, advisors, agents or representatives (collectively, the “Representatives”) shall hold in strict confidence all data and information obtained with respect to another Party or any subsidiary thereof (whether written or oral and regardless of whether such information is marked ‘Confidential’) from any Representative or from any books or records or from personal inspection, of such other Party, and shall not use such data or information or disclose the same to others, except to the extent such data or information is (i) public at no fault of the receiving Party; (ii) required by law to disclose; or (iii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.  In the event of the termination of this Agreement, each Party shall return to the other all documents and other materials obtained by it or on its behalf and shall destroy all electronic and paper copies, summaries, work papers, abstracts or other materials relating thereto, and each Party will continue to comply with the confidentiality provisions set forth herein.

Section 8.07   Public Announcements and Filings.  Unless required by

applicable law or regulatory authority, none of the Parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement, the existence of this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the Parties.  Copies of any such filings, public announcements or disclosures, including, without limitation, any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each Party at least one (1) business day prior to the release thereof.

Section 8.08   Third Party Beneficiaries.  This Agreement is strictly between

Hardwired, the Hardwired Majority Stockholder, In 4, Kft. and each of the In 4 Equity Holders and, except as specifically provided, no other Person shall be deemed to be a third party beneficiary of this Agreement.

Section 8.09   Expenses.  Subject to Articles VII and VIII herein, whether or not the Exchange is consummated, each of Hardwired and In 4, Kft. shall bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with this Agreement and any other agreements in connection therewith, the Exchange or any of the other transactions contemplated hereby.

Section 8.10   Entire Agreement.  This Agreement and the related documents referenced herein represent the entire agreement between the Parties relating to the subject matter hereof, and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 8.11   Survival; Termination.  The representations, warranties and covenants of the respective Parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of one year.

Section 8.12   Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall be but a single instrument.  Signatures delivered by facsimile shall be deemed original signatures.

Section 8.13   Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law or in equity, and may be enforced concurrently therewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all Parties, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may only be extended by a writing signed by the Party or Parties for whose benefit the provision is intended.

Section 8.14   Separate Legal Counsel.  Each Party hereby acknowledges, agrees and represents and warrants to the other Parties that it has been represented by its own separate legal counsel, or has waived any conflict of interest, in connection with the preparation, negotiation and execution of this Agreement, and the consummation of the transactions contemplated hereby, and no such Party has relied on any other Party’s legal counsel or such other Party’s counsel’s advise in connection herewith.

[-Signature Pages Follow-]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above, and the corporate Parties have caused this Agreement to be executed by their respective officers, hereunto duly authorized.

HARDWIRED INTERACTIVE, INC.

By:

 Name:

Joseph C. Passalaqua

 Title:

Chief Executive Officer

and Chief Financial Officer

PARK SLOPE, LLC

By:

 Name:

Joseph Passalaqua

 Title:

Managing Member

IN 4, KFT.

By:

 Name: Peter Vasko

 Title:   President and Chief Executive

                 Officer

IN 4, KFT. MAJORITY EQUITY HOLDER

By:

 Name: Peter Vasko

[Signature page to Share Exchange Agreement]

IN 4, KFT. SIGNATORY

By: _____________________________

Peter Vasko, Authorized Signatory

Address:

Fax No.:

[Signature page to Share Exchange Agreement]

IN 4, KFT. SIGNATORY

By: _______________________________

      Gyorgy Markos, Authorized Signatory

Address:

Fax No.:

[Signature page to Share Exchange Agreement]

                IN 4, KFT. SIGNATORY

By: _________________________________

Zoltan Siklosi, Authorized Signatory

Address:

Fax No.:

[Signature page to Share Exchange Agreement]

IN 4, KFT. SIGNATORY

By:   ____________________________________

Power of the Dream Ventures Inc., Authorized Signatory

Address:

Fax No.:

[Signature page to Share Exchange Agreement]

SCHEDULE I

	Name of In 4 Shareholder	Number of In 4 Shares Exchanged	Number of Hardwired Series A Preferred Issued	Number of Hardwired Series B Preferred Issued
1.	Peter Vasko	2,000,000	1,000,000	76,000
2.	Gyorgy Markos	400,000	0	156,000
3.	Zoltan Siklosi	100,000	0	4,000
4.	Power of the Dream Ventures	1,600,000	0	600,000
5.	Joseph Passalaqua	0	0	50,000
Total		4,100,000	1,000,000	886,000

SCHEDULE II

Name	Number of Warrants	Exercise Price
1. Power of the Dream Ventures	1,000,000	$5.00
2. Power of the Dream Ventures	1,000,000	$7.00
3. Power of the Dream Ventures	1,000,000	$9.00

IN 4 EQUITY HOLDER DISCLOSURE SCHEDULES

[NONE]

HARDWIRED DISCLOSURE SCHEDULES

Schedule 7.06:

Creditor	Description	Amount
Mike Cronin, CPA	Audit 2011	$4,500.00*
Steven Corso, CPA	Internal Accounting	$16,735.00
Trisha Bollman	Edgar Agent	$2,900.00*
Securities Transfer Corp.	Stock Transfer Agent	$900.00
Total:		$25,035.00

*Approximate Cost

EXHIBIT A

WARRANTS

EXHIBIT B

SEPARATION AND RELEASE AGREEMENT

EXHIBIT C

PROMISSORY NOTE